UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2011

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2011, the Board of Directors of Prudential Financial, Inc. (the “Company”), on the recommendation of the Compensation Committee of the Board of Directors, approved certain adjustments in the compensation arrangements relating to the Company’s named executive officers. These actions follow a review of the Company’s executive compensation arrangements in relation to market and peer company practices. These actions are intended to better align the mix of compensation, including the balance between fixed and variable compensation elements, to market and competitive practices and to tie more of the compensation of the named executive officers to longer-term performance and risk outcomes.

As described below, these actions include (a) an increase in the salaries of the named executive officers, (b) a reduction in the annual incentive award opportunity of the named executive officers in respect of 2011 (before consideration of 2011 performance) to reflect, on a risk adjusted basis, such salary increases, and (c) an increase in the mandatory deferral rate on annual incentive awards into the Company’s Mid-Term Incentive Program in respect of 2011 and subsequent years. The net effect of these actions is a slight reduction in the total direct compensation opportunity (i.e., salary plus annual incentive plus long-term grant) of the named executive officers in respect of 2011 (before consideration of 2011 performance).

The adjustments referred to above with respect to each of the Company’s named executive officers are as follows:

(1)	Salary Actions. The Board approved the following annual salary increases, effective January 1, 2011:

John R. Strangfeld, Chief Executive Officer (from $1,000,000 to $1,400,000);

Mark B. Grier, Vice Chairman (from $850,000 to $1,190,000);

Richard J. Carbone, Chief Financial Officer (from $500,000 to $700,000);

Edward P. Baird, Chief Operating Officer, International Businesses (from $550,000 to $770,000); and

Charles F. Lowrey, Chief Operating Officer, U.S. Businesses (from $550,000 to $770,000).

(2)	Reduction in Annual Incentive Opportunity. In light of the salary increases described above, the annual incentive pool opportunity of the named executive officers in respect of 2011 (before consideration of 2011 performance) will be reduced by 120% of the aggregate of such salary increases.

(3)	Increases in Mandatory Deferral Rates on Annual Incentive Awards to the Mid-Term Incentive Program. The Company’s Mid-Term Incentive Program links payments to a measure of book value per share — a key measure in valuing insurance, banking, and investment firms that is closely followed by investors. Mid-Term Incentive Program awards are converted to units, the value of which tracks changes in book value per share. One-third of a participant’s annual award of book value units is distributed in cash in each of the three years following the year of grant. As described in the Company’s 2011 proxy statement, awards in 2011 in respect of 2010 under the Company’s Mid-Term Incentive Program were funded in part by a mandatory deferral of 10% of a participant’s annual incentive award. As part of the adjustments described herein, the 10% mandatory deferral rate is increased to 20% in respect of annual incentive awards to be made in 2012 in respect of 2011 and to 30% in respect of annual incentive awards to be made in respect of subsequent years.

As noted above, the net effect of these actions is a slight reduction in the total direct compensation opportunity of the named executive officers in respect of 2011 (before consideration of 2011 performance). In addition, as a result of the increase in the mandatory deferral rate on annual incentive awards, there is also a reduction in the current direct cash compensation opportunity (i.e., salary plus the non-deferred portion of the annual incentive) of the named executive officers in respect of 2011 and 2012 (before consideration of performance for such years).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2011

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Vice President and Assistant Secretary

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